INVESTOR RELATIONS AGREEMENT

THIS AGREEMENT made as of the 19th day of February, 2003 (the "Effective Date").

AMONG:

ENTRÉE GOLD INC., a body corporate having a place of business at Suite 1400, 570 Granville Street, Vancouver, British Columbia V6C 3P1;

(the "Company")

AND:

TONY R. COLLINS, of 2012 Fullerton Ave., North Vancouver, BC V7N 2A9;

("Collins")

WHEREAS:

A. The Company is a reporting issuer in British Columbia and Alberta, the securities of which are listed for trading on the TSX Venture Exchange (the "Exchange");

B. The Company wishes to retain Collins to assist with its investor relations activities and Collins has agreed to assist with the investor relations activities of the Company as an employee in accordance with the terms of this agreement (the "Agreement");

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment of Collins

1.1 Employment

The Company hereby engages Collins as an employee to provide investor relations services to the Company (the "Services"), and Collins has agreed to provide the Services to the Company, subject to the terms and conditions described in this Agreement.

1.2 Reporting to Board

Collins shall report to and be subject to the control and direction of the Board of Directors of the Company, and any other executive to whom the Board of Directors delegates such authority.

1.3 Full Time

Collins shall devote his full time, attention, ability and expertise during normal business hours to providing the Services in accordance with industry standards for persons in similar positions. Collins agrees that during the Term (as hereinafter defined) he will not engage in or become connected with any other business activity which will interfere with the performance of his obligations under this Agreement or which otherwise is or may be against the best interests of or in competition with the Company.

2. Services of Collins

2.1 General

Collins shall provide the following Services:

(a) contact all investors, institutional and industry contacts, individuals and companies on the Company's database;

(b) develop and create investor packages ("Investor Packages") containing information and other promotional material for investors, and furnish all interested parties with Investor Packages, and refer all interested parties to investment advisors associated with the Company;

(c) assist with co-ordinating and accurately disseminating news of and information on the Company to the public and to the shareholders of the Company through all news wires, investment portals and news services;

(d) initiate and maintain contact with brokers and brokerage houses to provide them with the news of the Company;

(e) do all such acts and things as may be required to foster a positive reputation of the Company and its securities in the market place and at the Exchange;

(f) conform to all lawful instructions and directions from time to time given to Collins by the officers and directors of the Company;

(g) notify the Company of any major inquiry, complaint or request made by the general public or any regulatory authority and deliver to the Company copies of any supporting papers received in connection with such inquiry, complaint or request;

(h) perform any other services or functions, including travel, reasonably required by the Company and within the general scope of Collins' Services as set forth in this Agreement and otherwise operate and manage the promotional activities of the Company in accordance with and as limited by this Agreement; and

(i) perform all other functions relating to promotional activities of the Company as may be customary and usual for the exclusive expert promotion of a company of the size and nature of the Company, in accordance and as limited by this Agreement.

2.2 Dissemination of Information

Collins shall not disseminate or spread false or misleading information relating to the Company to any person. Collins shall disseminate any news and information that is specifically authorized in writing by the Company. No act or omission by the Company shall act to waive the requirements of this Section 2.2.

2.3 Authority of Collins

The Company hereby authorizes Collins, subject to the other provisions of this Agreement, to do all acts and things as Collins may in its discretion deem necessary or desirable to enable Collins to provide the Services.

2.4 Limitations and Restrictions

Collins shall not be entitled to enter into any commitment, contractual or other, binding upon, or pledge the credit of, the Company without the express prior written consent of the President or the board of directors of the Company.

2.5 Impossibility of Performance

If the provision of any of the Services of Collins set forth in this Agreement is beyond the reasonable control of Collins, Collins shall nonetheless be obliged to use its best efforts to provide such Service and to notify the Company that the provision of such Service is beyond its reasonable control.

3. Company's Agreements with Collins

3.1 Salary

As compensation for the provision of the Services, the Company shall pay to Collins a monthly salary of $3,000 per month, payable for each calendar month on the last business day of the month. The salary payable in respect of any part of a calendar month shall be pro-rated for that calendar month and paid on the last business day of that calendar month.

3.2 Stock Option

As additional compensation for the provision of the Services, the Company shall grant Collins pursuant to its Stock Option Plan, an option to purchase up to 25,000 shares of the Company, exercisable at $0.60 per share on or before February 19, 2008. The option will be subject to the terms and conditions (including resale and vesting restrictions) set out in the Plan.

3.1 Collins' Expenses

Collins shall be reimbursed for all reasonable telephone, mail and travelling expenses actually and properly incurred by Collins in connection with the provision of the Services hereunder while travelling or outside the offices of the Company, provided that Collins submits to the Company detailed invoices and supporting documentation acceptable to the Company, acting reasonably. Collins shall invoice the Company for such expenses monthly in arrears. All such invoices shall be payable by the Company within 30 days of the date of the invoice. Collins shall not incur individual expenses of greater than $500 without the prior written approval of the Company.

3.2 Access to Company Information

The Company shall make available to Collins such information and data and shall permit Collins to have access to such documents or premises as are reasonably necessary to enable it to perform the Services under this Agreement.

4. Term of Agreement

4.1 Effective Date

This Agreement shall become effective as of the Effective Date and shall remain in force, subject to earlier termination as provided herein, for an initial term of three months (the "Term"), and thereafter, if not terminated by either party, on a month-to-month basis.

4.2 Termination

This Agreement may be terminated:

(a) upon the occurrence of any default by Collins, by the Company giving written notice to Collins specifying the nature of such default and upon the failure of Collins to fully cure or remedy such default within 5 days after the date of the written notice. For the purposes of this Agreement, a default by Collins shall be defined as the occurrence of any one or more of the following:

(i) Collins fails to perform any of the Services in the manner or within the time required herein or commits or pen-nits a breach of or default of any of its obligations hereunder; or

(ii) the Company, acting reasonably, determines that Collins is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the confidentiality of any information relating to the Company;

(b) by the Company, immediately, without prior notice, if at any time Collins while providing the Services:

(i) commits a material breach of a provision of this Agreement;

(ii) is unable or unwilling to provide the Services under this Agreement; or

(iii) commits fraud or serious neglect or misconduct in the provision of the Services hereunder; or

(c) by Collins, acting reasonably, immediately, upon the failure of the Company to pay the salary as provided for in Section 3.1 above;

(d) in the absence of cause, by either the Company or Collins upon the giving of two weeks' written notice by one party to the other.

4.3 Automatic Termination

If during the Term of this Agreement or any extension thereof, the common shares of the Company are cease traded or halted by regulatory authorities for a period of more than 30 days, this Agreement shall automatically terminate without liability to either party, subject to the option of the Company to continue this Agreement.

4.4 Compensation of Collins on Termination

Upon termination of this Agreement, Collins shall be entitled to receive all sums due and payable under this Agreement to the date of termination and Collins shall have no right to receive any further payments. The Company may offset against any payment owing to Collins under this Agreement any damages, liabilities, costs or expenses suffered by the Company by reason of the fraud, negligence or wilful act of Collins.

5. Confidentiality

5.1 Ownership of Work Product

All reports, documents, concepts, products and processes together with any marketing schemes, business and sales contracts, and any business opportunities prepared, produced, developed, or acquired, by or at the direction of Collins, directly or indirectly, in connection with or otherwise developed or first reduced to practice by Collins in the provision of the Services hereunder (collectively, the "Work Product") shall belong exclusively to the Company which shall be entitled, exclusively, to all right, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions of any Work Product shall be made by Collins without the express permission in writing of the Company.

5.2 Confidentiality

Except as authorized or required to provide the Services, Collins shall not reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions or other affairs of the Company of which it becomes aware during the Term of this Agreement and any extensions thereof. Collins shall keep secret all confidential information entrusted to it and shall not use or attempt to use this information in any manner that might injure or cause loss, either directly or indirectly, to the Company's business. This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information which may come into the public domain, other than as a result of disclosure by Collins.

Collins shall comply with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such confidential information. Collins may disclose confidential information only to those of its employees and officers whose duties require them to know the same. Collins shall notify such employees and officers of the obligations contained in this Agreement with respect to confidentiality and restrictions on the use of confidential information. Collins shall require and direct such employees and officers to exercise a standard of care sufficient to preserve the confidential nature of the confidential information.

6. Miscellaneous

6.1 Severability

Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court or competent jurisdiction to be illegal or invalid for any reason whatsoever, that provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

6.2 Waiver and Consents

No consent, approval or waiver, express or implied, by any party hereto, to or of any breach or default by another party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare another other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other and shall not be construed to waive or limit the need for such consent or approval in any other instance.

6.3 Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the Province of British Columbia.

6.4 Successors

This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective heirs and successors.

6.5 Assignment

This Agreement may not be assigned to any other party.

6.6 Entire Agreement and Modifications

This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the parties.

6.7 Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or Collins as follows:

To the Company:

Entrée Gold Inc.
Suite 1400, 570 Granville Street
Vancouver, British Columbia V6C 3P1
Attention: President

Facsimile: (604) 687-4212

To Collins:

2012 Fullerton Ave.
North Vancouver, BC V7N 2A9

Facsimile: (604) 669-3645

or such other address as may be specified in writing to the other parties, but notice of a change of address shall be effective only upon the actual receipt.

6.8 Time of the Essence

Time is of the essence of this Agreement.

6.9 Further Assurances

From time to time after the execution of this Agreement, the parties shall make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.10 Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

6.11 Regulatory Approval

This Agreement is subject to obtaining all necessary approvals of the British Columbia Securities Commission, the Exchange and such other regulatory authorities as have Jurisdiction and if any of the required approvals are not obtained within 120 days after the date this Agreement is filed with the relevant regulatory authority, the parties shall forthwith confer and determine whether to alter the terms of this Agreement in order to obtain approval, or to terminate this Agreement. Failure to agree on the appropriate course of action shall result in this Agreement being terminated at the end of this 120 day period.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

ENTRÉE GOLD INC.

Per:

/s/ signed

Authorized Signatory

SIGNED, SEALED & DELIVERED by
TONY R. COLLINS in the presence of:

/s/ Robert Cann
Signature of Witness

Name of Witness: Robert Cann

Address of Witness: 534 1st Ave W

Qualicum Beach, BC

Occupation of Witness: Geologist

/s/ Tony R. Collins
TONY R. COLLINS